Exhibit 21 Subsidiaries of the Registrant

Name	State of Incorporation

GreenHouse Holdings, Inc. f/k/a Custom Q, Inc. Nevada

Green House Holdings, Inc. Nevada

R Squared Contracting, Inc. California

Green House Soluciones, S.A. de C.V. Mexico

Life Protection, Inc. North Carolina

Control Engineering, Inc. Delaware